Exhibit 99.1

ECAMSECURE, a GardaWorld Company, Places Order for Multiple AVA Access Control Devices from AITX’s Subsidiary RAD to be Deployed as the Virtual Gate Guard

Detroit, Michigan, October 3, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has received an order for 2 AVA™ autonomous access control devices from ECAMSECURE, a GardaWorld company and leader in innovative, adaptable access and surveillance security solutions. ECAMSECURE became a RAD authorized dealer in late 2021.

ECAMSECURE private labels RAD’s AVA access control device as the ECAMSECURE Virtual Gate Guard. At the Global Security Exchange (GSX) in Dallas, Texas earlier this month ECAMSECURE showcased the Virtual Gate Guard as well as their private labeled version of RADDOG™, marketed as the TechTerrier.

“RAD’s solutions have augmented our suite of security solutions,” said Jordan Lippel, Vice President of Sales at ECAMSECURE. “In addition to our proprietary technology, RAD’s leadership in AI-powered security devices enables us to provide robust options for access control and help reattribute human security to higher value security needs.”

An autonomous device like the Virtual Gate Guard at access gates offers distinct advantages over relying solely on human security guards. The Virtual Gate Guard provides a consistent and reliable 180° field of vision, and continuous monitoring, whereas human guards may become fatigued or distracted. The device operates around the clock without breaks, reducing the risk of human error or negligence.

“We are honored to be supplying ECAMSECURE with AVA and RADDOG under their own label,” said Steve Reinharz, CEO of AITX and RAD. “Our relationship is built on trust, but the deliverable is quality devices that perform, and save the end users’ money. We’re thrilled to see ECAMSECURE sales of RAD solutions start to ramp up.”

AVA is a compact, stanchion mounted unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. AVA takes full advantage of the RAD Software Suite providing an ideal solution for logistics and distribution centers, storage yards, parking structures and lots, corporate campuses; anywhere that increased visibility is needed at a fraction of the cost. At ISC West 2022, AVA was named a winner of the SIA New Products and Solutions Awards in the category of Access Control Software, Hardware, Devices and Peripherals. In November of 2022, ECAMSECURE’s Virtual Gate Guard obtained an AST ASTORS Award in the Best Access Control & Authentication System category.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About ECAMSECURE

ECAMSECURE, a GardaWorld company, is the pioneer in outdoor video surveillance, providing portable surveillance systems that combine AI, technology and state-of-the-art mobile security equipment for over 15 years. ECAMSECURE is part of GardaWorld, a global champion in security services, integrated risk management and cash solutions. Our international reach makes us the partner of choice for private enterprise, governments, humanitarian organizations, as well as multinationals across the planet. For more information, visit www.ecamsecure.garda.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz